Exhibit 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
James Mead	Georganne Palffy	Tim Grace
Chief Financial Officer	General Information	Media Inquiries
(312) 658-5000	(312) 640-6768	(312) 640-6667

FOR IMMEDIATE RELEASE

MONDAY, SEPTEMBER 26, 2005

STRATEGIC HOTEL CAPITAL ANNOUNCES THE APPOINTMENT OF

MICHAEL BRENNAN TO THE BOARD OF DIRECTORS

CHICAGO, IL – September 26, 2005 – Strategic Hotel Capital, Inc. (NYSE: SLH) today announced the appointment of Michael Brennan as an independent director of the company. He will serve on the executive, compensation, and audit committees of Strategic Hotel Capital. Mr. Brennan is the president and chief executive officer and serves on the board of directors of First Industrial Realty Trust, Inc. (NYSE: FR).

In connection with the appointment, Laurence Geller, chief executive officer of Strategic Hotel Capital stated, “We are extremely fortunate to have an individual with Michael’s expertise in the real estate industry, as well as his public company experience, joining our board of directors. Michael’s appointment further strengthens the independence and depth of our board, and he will be invaluable to Strategic Hotel as our company continues to grow.”

Mr. Brennan was a co-founder of First Industrial Realty Trust, Inc., a real estate investment trust that has grown five-fold since its initial public offering in 1994. Prior to becoming its president and CEO, he was chief operating officer of First Industrial. He is a member of the Urban Land Institute Policy & Planning Committee, the President’s Circle Real Estate Roundtable and the National Association of Real Estate Investment Trusts (NAREIT). Mr. Brennan holds a Bachelor of Science degree in finance from the University of Notre Dame.

About the Company

Strategic Hotel Capital, Inc. is a real estate investment trust (REIT), which owns and asset manages high-end hotels and resorts. The company has ownership interests in 18 properties with an aggregate of 8,332 rooms. For further information, please visit the company’s website at www.shci.com.